                                                                  EXHIBIT (d)(9)


                              CONSULTING AGREEMENT

      Whereas CART, Inc. ("CART") desires to retain Christopher Pook ("Pook") in a capacity as a consultant and Pook desires to be retained in such a capacity; and whereas Pook desires to assist Championship Auto Racing Teams, Inc., a Delaware corporation ("CHAMP") in the continued and successful operation of CART; and, to avoid any disputes between the parties as to their obligations to each other, especially in light of the announced potential acquisition by Open Wheel Racing Series LLC ("OWRS") of CART (the "Merger"); and whereas Pook is willing to voluntarily terminate his Employment Agreement that was due to expire on December 31, 2004 and voluntarily enter into this Consulting Agreement on similar economic terms to those he enjoyed while employed with CART, excluding those related to change in control, CART and Pook hereby agree as follows:

      1. EFFECTIVE TIME. The parties agree that none of the provisions of this Consulting Agreement will take effect until the Effective Time of the Merger, as defined in the Agreement and Plan of Merger dated September 10, 2003 among OWRS, Open Wheel Acquisition Corporation and CHAMP (the "Merger Agreement").

      2. EMPLOYMENT AGREEMENT OF DECEMBER 2001 VOIDED. The parties agree that the Employment Agreement between Pook and CHAMP dated December 18, 2001, as amended by that certain Amendment between Pook and CHAMP dated September 30, 2003 (the "Employment Agreement" attached hereto as Exhibit A) is, as of the Effective Time of the Merger, hereby voided and, provided that the merger between CART and OWRS is consummated, all duties and obligations of the parties under the Employment Agreement shall be extinguished and may not be enforced by one party against the other. This means that Pook and CART agree that all agreements and obligations under the Employment Agreement regarding any past or future compensation, bonuses, or reimbursements whether upon termination, change in control, death, disability, for cause or no cause, or otherwise, or that the parties' duties and obligations under the Employment Agreement would survive or be binding on any successors of CART are null and void, and may not be enforced by either party against the other. Because the parties agree that the Employment Agreement shall have no force and effect, Pook acknowledges that he is not owed any payments, monies, compensation, bonuses, severance of any kind by CART, and CART agrees that Pook is not obligated to perform any duties or obligations on CART's behalf except for those expressly set forth herein.

      3. EFFECT OF TERMINATION OF MERGER. In the event the merger agreement between CHAMP and OWRS is terminated, this Consulting Agreement shall be void and the parties agree that the Employment Agreement of February 18, 2001 shall be automatically revived without further action of the parties, and the Employment Agreement will govern Employee's and CART's duties and obligations to each other as if this Consulting Agreement had never existed.

      4. BREACH OF THIS CONSULTING AGREEMENT. If either party breaches the terms of this Consulting Agreement, including the parties' agreement to void the Employment Agreement without either party owing any further duties or obligations to the other, the prevailing party shall be entitled to recover all reasonable attorney's fees and costs of litigation, including fees and costs on appeal or in connection with any petition for review.

      5. TITLE AND DUTIES. CART shall retain Pook as a Consultant with a title to be determined by OWRS. In this capacity, Pook shall make himself available on an as needed basis to the Board of Directors and others designated by the Board to facilitate the orderly transition of management and such other matters as OWRS and CART shall request, including providing information and advice about CART's contractual relationships, vendor associations, sponsor relationships, and other data, practices, or information with which Pook may be familiar by virtue of his prior employment with CART. As part of his duties, Pook may make public appearances at CART events or may be called upon to represent CART's interest in a public forum. Accordingly, if Pook discusses CART or CART's business publicly, he agrees not to disparage CART. In addition, Pook agrees to only make comments (whether in a public forum or otherwise) about CART and CART's business approved in advance by the Board of Directors, and consistent with the Board's business plan and/or stated direction for CART or specific instructions relayed to Pook from the Board. Pook understands that his agreement not to disparage CART and to only make comments approved in advance by the Board of Directors is a material term of this Agreement and, that his failure to abide by these requirements will be deemed a breach of this Agreement under paragraph 4 and pursuant to paragraph 4 above, CART will make no further payments to Pook after such breach. For its part, CART agrees that no authorized spokesperson (including owners of CART) will make any disparaging or defamatory remarks about Pook or any remarks about Pook that are false, libelous or slanderous. CART's failure to abide by the preceding sentence shall be deemed to be a breach of this Agreement as defined in paragraph 4 above.

      6. TERM. Unless there is a breach of this Agreement, this Consulting Agreement shall expire on the earlier of (i) May 31, 2006 or (ii) upon the expiration of sixty (60) days' written notice (the "Termination Notice") to the other party. In the event CART terminates this Agreement through a Termination Notice prior May 31, 2006, Pook will be relieved of the duties described in Paragraph 5 at the end of the Termination Notice period, but CART shall continue to pay Pook through May 31, 2006, except as provided in Paragraphs 4 and 12. If Pook terminates this Agreement under the 60-day notice provision prior to May 31, 2006, Pook will be relieved of the duties described in Paragraph 5 at the end of the Termination Notice period, but will not be entitled to any additional payments under this Agreement.

      7. NO EMPLOYMENT RELATIONSHIP. As of the Effective Time of the Merger, Pook will he retained as a Consultant and will not be treated as or considered an employee by CART. Accordingly, CART will not make any deductions or withholdings from Pook's retainer fee and Pook will be solely responsible for all employment taxes. Pook agrees and understands he is not eligible to participate in any of CART's employee benefit plans, including pension and 401k plans, incentive plans, bonus plans or any other compensation or reward programs now in existence or later developed for CART employees.

      8. COMPENSATION.

      (a) RETAINER FEE. As full consideration for Pook's services, including his agreement to make himself available to members of the CART Board of Directors on an as-needed basis, beginning as of the Effective Time of the Merger, CART agrees to pay Pook the sum of Twenty-One Thousand Seven Hundred Sixty-Five Dollars ($21,765) per month for the first 12 months of this Agreement. Thereafter, CART agrees to pay Pook the sum of Sixteen Thousand One Hundred Forty Dollars ($16,140) per month. Said payments shall be made by check payable by the 30th of each month. The parties agree that the amounts set forth herein are based on the assumption that Pook will commence work under this agreement on December 18, 2003. In the event Pook's services under this Agreement commence before or after this date, the parties agree that the monthly fee amounts described above will be adjusted (upward or downward).

      (b) EXPENSE REIMBURSEMENT. CART will reimburse Pook for all reasonable, ordinary and necessary travel, entertainment and other expenses incurred by Pook in conjunction with his consulting services to CART, provided that such expenses are submitted on an invoice to CART within 45 days after the expenses are incurred. Pook agrees that all travel arrangements will be submitted for pre-approval by the Interim CEO or other individual designated by the Board of Directors in order to ensure that Pook's travel arrangements are consistent with CART's then-existing travel policies. In addition, provided that written approval is obtained from the Interim CEO or other individual designated by the Board of Directors in advance, CART agrees to reimburse Pook for all travel expenses for Pook's wife to accompany him to CART events.

      (c) DISABILITY/ILLNESS. In the event Pook becomes disabled or ill during the term of this Agreement, and is unable, therefore, to perform his duties hereunder, CART agrees to pay Pook 80% of his retainer fee (the "disability payment") for a period of up to 12 months provided that this Agreement has not expired. However, regardless of the length of the term remaining in this Agreement at the time Pook becomes disabled or ill and unable to perform his duties, CART agrees that the disability payment shall be made for a period of no less than 8 months. The parties agree that if Pook is unable to resume his duties at the end of the 12-month period, this Agreement, and the parties' duties and obligations hereunder will expire.

      9. AUTOMOBILE COSTS. CART agrees to reimburse Pook for the costs of his automobile through the term of his current lease which expires March 3, 2004. However, once the lease expires, the parties agree that Pook shall be responsible for his own transportation costs.

      10. SALE OF CART. In the event this Agreement has not otherwise already been terminated and CART is sold or merged with another entity during the remaining term, upon consummation of such sale or merger, CART agrees to accelerate all remaining retainer payments so that within 10 days of the closing of such sale or merger, CART will pay Pook the balance of his retainer payments under this Agreement in a lump sum.

      11. INDEMNIFICATION. CART agrees to indemnify Pook against all claims against him arising out of his performance under this Consulting Agreement, unless judgment is entered against him for fraud or misappropriation in the performance of his consulting duties. This obligation to indemnify Pook will cover all claims arising from Pook's performance under this Consulting Agreement, including those claims that are not raised until after the expiration of this Agreement. Notwithstanding anything in this Agreement, any indemnification or similar coverage of any claims (whether arising before or after the effective time of the Merger) related to Pook's performance of the Employment Agreement and provided to Pook by CART pursuant to its charter documents, insurance or otherwise, shall not be affected by the provisions of this Agreement for the period of time from December 18, 2001 through the Effective Time of the Merger.

      12. NON-COMPETE. Pook agrees that until December 31, 2004 (the "Initial Non-Compete Period"), he will not directly or indirectly participate as an owner, stockholder, manager, agent, consultant, director or employee of a professional motor sport sanctioning body, league or series, or any affiliated organization ("motor sport group"), provided, however, that ownership of one percent (1%) or less of the outstanding shares of a publicly traded corporation shall not constitute a violation of this provision. Pook further agrees that during the period January 1, 2005 through June 30, 2005 (the "Additional Non-Compete Period"), he must obtain written permission from CART before negotiating with another motor sport group for employment or consulting services, or ownership or sponsorship rights. CART shall not unreasonably withhold such permission during the Additional Non-Compete Period. Pook further agrees that if he obtains employment, ownership or sponsorship rights with, or is engaged to provide consulting services to, another motor sport group during the Initial Non-Compete Period or without CART's prior written permission during the Additional Non-Compete Period, this Agreement shall terminate, and Pook will not be entitled to any additional payments under this Agreement. Pook understands that his agreement not to compete with CART during the Initial Non-Compete Period or the Additional Non-Compete Period without prior written approval is a material term of this Agreement, and, that a violation of this provision will be determined by CART in its sole discretion not unreasonably withheld, shall be deemed a material breach of this Agreement, and that in addition to the provisions of paragraph 4, CART shall be entitled to seek damages for such breach, including injunctive relief, as well as its attorney's fees and costs incurred in bringing an action for a violation of this provision.

      13. FUTURE COOPERATION. Pook agrees to make himself available to CART, upon reasonable notice from CART, in connection with any and all claims, disputes, lawsuits or administrative proceedings involving CART about which Pook has knowledge or information whether such knowledge or information was obtained during Pook's employment with CART or during the course of this Consulting Agreement. Such cooperation includes providing information, declarations or statements to CART, meeting with attorneys or other representatives of CART, and preparing for and giving testimony, and/or otherwise cooperating in CART's investigation or defense of such matters. The parties agree that Pook's obligations under this provision continue after the expiration of this Agreement.

      14. ENTIRE AGREEMENT; MODIFICATIONS. This Agreement represents the entire understanding between the parties with respect to the subject matter of this Agreement, and supersedes any and all prior and contemporaneous understandings, agreements, plans, and negotiations, whether written or oral, with respect to the subject matter hereof, including, without limitation, any understandings, agreements, or obligations respecting any past or future compensation, bonuses, reimbursements, or other payments to Pook by CART, including those set forth in the prior Employment Agreement. All modifications to this Agreement must be in writing and signed by CART and Pook.


                            [SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement.


                                    CHAMPIONSHIP AUTO RACING TEAMS, INC.

                                    By:         /s/ Thomas L. Carter
                                          ------------------------------
                                    Title:      CFO
                                    Date:       9/30/03



                                    CART, INC.

                                    By:         /s/ Christopher R. Pook
                                          ------------------------------
                                    Title:      President
                                    Date:       Sept. 30th 2003



                                                /s/ Christopher R. Pook
                                    ------------------------------------
                                    CHRISTOPHER R. POOK
                                    Date:       Sept. 30th 2003

                                                                       EXHIBIT A

                        AMENDMENT TO EMPLOYMENT AGREEMENT

            This Amendment (the "AMENDMENT") to the Employment Agreement between Christopher R. Pook ("MR. POOK") and Championship Auto Racing Teams, Inc., a Delaware corporation (the "COMPANY"), dated December 18, 2001 (the "EMPLOYMENT AGREEMENT") is entered into by Mr. Pook and the Company as of September 30, 2003.

      1. CHANGE IN CONTROL. The parties hereby agree that Section 6 of the Employment Agreement is, as of the date of the execution of this Amendment, hereby voided and all duties and obligations of the parties under Section 6 of the Employment Agreement shall be extinguished and may not be enforced by one party against the other. This means that Mr. Pook and the Company agree that all agreements and obligations under Section 6 of the Employment Agreement regarding any past or future compensation, bonuses, or benefits payable pursuant to the provisions of Section 6 of the Employment Agreement are null and void and may not be enforced by one party against the other. The parties understand that their agreement to void Section 6 of the Employment Agreement is a material term of this Amendment, and that a failure to abide by this term will be deemed a breach of this Agreement.

      2. CONSULTING AGREEMENT. In consideration for voiding Section 6 of the Employment Agreement, the Company hereby agrees to cause its operating subsidiary, CART, Inc., a Michigan corporation ("CART"), to enter into a Consulting Agreement, substantially in the form attached hereto as Exhibit A, with Mr. Pook whereby Mr. Pook will provide certain services to CART in exchange for a retainer fee as set forth in detail in the Consulting Agreement. The Consulting Agreement will become effective at the effective time of the merger between the Company and Open Wheel Acquisition Corporation as defined in the Agreement and Plan of Merger dated as of September 10, 2003 between Open Wheel Racing Series LLC, Open Wheel Acquisition Corporation and the Company (the "MERGER AGREEMENT").

      3. EFFECT OF TERMINATION OF MERGER. In the event the Merger Agreement is terminated, this Amendment shall be null and void and the parties agree that all of the provisions, including without limitation Section 6, of the Employment Agreement shall be automatically revived without further action of the parties, and the Employment Agreement will govern Mr. Pook's and the Company's duties and obligations to each other as if this Amendment had never existed.

      4. BREACH OF THIS AMENDMENT. If either party breaches the terms of this Amendment, the prevailing party shall be entitled to recover all reasonable attorney's fees and costs of litigation, including fees and costs on appeal or in connection with any petition for review.

      5. ENTIRE AGREEMENT. This Amendment and the Employment Agreement represent the entire understanding between the parties with respect to the subject matter hereof and supersede any and all prior and contemporaneous understandings, agreements, plans and negotiations, whether written or oral, with respect to the subject matter hereof, including those set forth in Section 6 of the Employment Agreement. All modifications to this Amendment must be in writing and signed by both parties.


                            [SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.


                               CHAMPIONSHIP AUTO RACING TEAMS, INC.

                                    By:         /s/ Thomas L. Carter
                                          ------------------------------
                                    Title:      CFO
                                    Date:       9/30/03



                                          /s/ Christopher R. Pook
                               -----------------------------------------
                               CHRISTOPHER R. POOK